Exhibit 99.1

Yoshiharu Provides Corporate Update and Fourth Quarter and Full Year 2024 Financial Results

Regains Compliance with NASDAQ Stockholders’ Equity Requirement

Fourth Quarter 2024 Revenues Increase 47% to $3.7 Million

Fourth Quarter Net Income Increase to $0.5 Million

Full Year 2024 Revenues Increase 39% to $12.8 Million

Two New Restaurants Bring the Number of Locations to 15 with 1 Additional Location Under Development

BUENA PARK, CA – April 2, 2025 – Yoshiharu Global Co. (NASDAQ: YOSH) (“Yoshiharu” or the “Company”), a restaurant operator specializing in authentic Japanese ramen & rolls, today provided a corporate update and results for the fourth quarter and full year ended December 31, 2024.

On March 31, 2025, Yoshiharu announced that it had received a notification letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it has regained compliance with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1). Based on the Company’s financing commitments, debt restructuring and additional financing commitments announced on March 20, 2025, and March 26, 2025, respectively, Nasdaq determined that the Company complies with the minimum stockholders’ equity requirement and this matter is now closed.

James Chae, Yoshiharu’s President, CEO and Chairman of the Board, commented, “Operationally, we recently took the opportunity to strengthen our balance sheet and, as a result, are now in compliance with Nasdaq’s minimum stockholders’ equity requirement and our security will continue to be listed and traded on The Nasdaq Stock Market. The new financing commitments of $3.56 million from multiple parties and conversion of $2.5 million in debt to equity provides additional momentum in the months to come as we execute on our growth initiatives.”

Anticipated Milestones

●	Domestic and International Expansion

●	Open 2 - 3 new locations focusing on Southern California, while expanding to other locations including Boston, Seattle, and Montana.
●	Open new locations in Paris, London, and South Korea.

●	Expect to initiate sales of franchises in 2025

Fourth Quarter 2024 and Recent Operational Highlights

●	Grand opening of two new restaurants in Menifee, CA, and San Clemente, bringing the number of locations to 15 with 1 additional location under development in Ontario, CA.
●	Appointed Sungjoon Chae to its Board of Directors, a distinguished architect and urban designer with extensive experience in shaping sustainable and innovative spaces, to help support expansion.

●	Entered into a non-binding Memorandum of Understanding (“MoU”) with Chengdu Octaday Entertainment Group to introduce Yoshiharu Global’s cuisine in Sichuan Province, China, with a rich and diverse culture and home to over 83 million people.
●	Entered into a non-binding MoU with Xing Sheng Group to introduce a new flagship Yoshiharu restaurant in Shenyang, China, home to over 43 million people.
●	Secured financing commitments of $3.56 million from multiple parties and converted $2.5 million in debt to equity and, as a result of such financing transactions, to regain compliance with the stockholders’ equity requirement for continued listing on Nasdaq.
●	Full year 2024 revenue increased 39.3% to $12.8 million.

Management Commentary

Mr. Chae continued, “The fourth quarter of 2024 was underscored by strong revenue growth and profitably, driven by continued momentum with the opening of new U.S. locations, and entered into agreements to expand our geographic footprint internationally. In the fourth quarter, 47% revenue growth to $3.7 million and net income of $0.5 million was achieved primarily by our restaurant service across Southern California, Las Vegas and diversified mix of service channels, including takeout and delivery. We have successfully optimized operating expenses while maintaining a strong Average Unit Volume (“AUV”) comparable to previous periods, despite continued headwinds from input costs, consumer price sensitivity, and higher cost of capital.

“In the U.S., we recently celebrated the grand opening of our newest US location in Menifee, one of the fastest-growing cities in Southern California. The new location benefits from Menifee’s rapid development and business-friendly environment. With one more location currently under development in Ontario, Canada, we continue to explore and evaluate new restaurant developments via corporate-owned restaurants, and through the development of a franchise program to accelerate national expansion and international openings.

“We also welcomed our new Board member Sungjoon Chae, who brings his deep expertise in architecture and design, specifically spaces that coalesce aesthetics and functionality, to support our global expansion efforts.

“Looking ahead, we are focused on further improvement to top- and bottom-line growth, and additional strategic expansion in the U.S. and China. Although the food and beverage markets are facing challenges such as increased input costs, consumer price sensitivity, and higher cost of capital, we have been able to improve operating expenses and have maintained a competitive AUV comparable to prior periods. New initiatives such as diversifying our mix of service channels, adding kiosks across our stores, and utilizing cooking robots to reduce labor costs will further growth and efficiencies. We look forward to additional updates on our anticipated milestones in the weeks and months to come,” concluded Chae.

Fourth Quarter 2024 Financial Results

Revenues increased 47.4% to $3.7 million compared to $2.5 million in the prior year period. The increase was primarily driven by sales generated by the three new Las Vegas restaurants acquired in April 2024.

Total restaurant operating expenses were $2.6 million compared to $2.3 million in the prior year. The increase was primarily driven by increases in revenues from the three new Las Vegas restaurants.

Operating income increased to $0.2 million compared to an operating loss of ($0.7) million for the prior year as a result of the increase in revenue related to sales generated by the new restaurant in San Clemente and seasonal effect.

Net income was $537,268 compared to $8,597 in the prior year primarily due to the increase in revenue while costs stayed comparatively the same.

Full Year 2024 Financial Results

Revenues increased 39.3% to $12.8 million compared to $9.2 million in the prior year. The increase was primarily driven by sales generated by the three restaurants in Las Vegas acquired in April 2024, and from sales generated by two other new restaurants opened in February and October 2024, which were offset by a decrease in sales generated by other restaurants.

Total restaurant operating expenses were $11.3 million compared to $8.9 million in the prior year. The increase was due to increases in in revenue. As a percentage of the revenue, the operating expenses were 88% compared to 96% in the prior period.

Operating loss improved to ($2.6) million compared to a loss of $(3.5) million in the prior year.

Net loss was $2.7 million compared to a net loss of $3.0 million in the prior year. The improvement was primarily due to the increase in revenue.

The Company’s cash balance totaled $1.2 million on December 31, 2024, compared to $1.5 million on December 31, 2023.

For more information regarding Yoshiharu’s financial results, including financial tables, please see our Form 10-K for year ended December 31, 2024 filed with the U.S. Securities and Exchange Commission (the “SEC”). The Company’s SEC filings can be found on the SEC’s website at www.sec.gov or the Company’s investor relations site at ir.yoshiharuramen.com.

About Yoshiharu Global Co.

Yoshiharu is a fast-growing restaurant operator and was born out of the idea of introducing the modernized Japanese dining experience to customers all over the world. Specializing in Japanese ramen, Yoshiharu gained recognition as a leading ramen restaurant in Southern California within six months of its 2016 debut and has continued to expand its top-notch restaurant service across Southern California and Las Vegas, currently owning and operating 15 restaurants.

For more information, please visit www.yoshiharuramen.com.

Forward Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding our position to execute on our growth strategy, and our ability to expand our leadership position. These forward-looking statements include, but are not limited to, the Company’s beliefs, plans, goals, objectives, expectations, assumptions, estimates, intentions, future performance, other statements that are not historical facts and statements identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” or words of similar meaning. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in, or suggested by, these forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our filings with the SEC including our Form 10-K for the year ended December 31, 2024, and subsequent reports we file with the SEC from time to time, which can be found on the SEC’s website at www.sec.gov. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations Contact:

Larry W Holub

Director

MZ North America

YOSH@mzgroup.us
312-261-6412

Yoshiharu Global Co. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2024	2023

ASSETS

Current Assets:
Cash	$1,241,036	$1,462,326
Accounts receivable	84,110	-
Inventories	139,422	73,023
Total current assets	1,464,568	1,535,349

Non-Current Assets:
Property and equipment, net	5,130,229	4,092,950
Operating lease right-of-use asset, net	7,465,611	5,459,708
Intangible asset	491,223	-
Goodwill	1,985,645	-
Other assets	1,035,990	1,931,357
Total non-current assets	16,108,698	11,484,015

Total assets	$17,573,266	$13,019,364

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$843,322	$647,811
Line of credit	1,000,000	1,000,000
Current portion of operating lease liabilities	975,210	572,230
Current portion of bank notes payables	1,366,350	414,378
Current portion of loan payable, EIDL	10,924	10,526
Loans payable to financial institutions	34,282	534,239
Due to related party	732,710	24,176
Other payables	1,078,291	65,700

Total current liabilities	6,041,089	3,269,060
Operating lease liabilities, less current portion	7,324,677	5,689,535
Bank notes payables, less current portion	1,747,611	991,951
Loan payable, EIDL, less current portion	404,490	415,339
Notes payable to related party	600,000	-
Convertible notes to related party	1,200,000	-
Total liabilities	17,317,867	10,365,885

Commitments and contingencies

Stockholders’ Equity
Class A Common Stock - $0.0001 par value; 49,000,000 authorized shares; 1,300,197 and ; 1,230,246 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	130	123
Class B Common Stock - $0.0001 par value; 1,000,000 authorized shares; 100,000 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	10	10

Additional paid-in-capital	12,261,901	11,994,119
Accumulated deficit	(12,006,642)	(9,340,773)
Total stockholders’ equity	255,399	2,653,479

Total liabilities and stockholders’ equity	$17,573,266	$13,019,364

Yoshiharu Global Co. and Subsidiaries

Consolidated Statements of Operations

	Years Ended December 31,
	2024	2023

Revenue:
Food and beverage	$12,839,137	$9,214,779
Total revenue	12,839,137	9,214,779

Restaurant operating expenses:
Food, beverages and supplies	3,363,182	2,376,961
Labor	4,838,325	4,234,905
Rent and utilities	1,770,205	1,129,060
Delivery and service fees	528,632	563,910
Depreciation	822,318	545,549
Total restaurant operating expenses	11,322,662	8,850,385

Net restaurant operating income	1,516,475	364,394

Operating expenses:
General and administrative	3,831,676	3,419,036
Related party compensation	139,769	339,740
Advertising and marketing	100,059	120,872
Total operating expenses	4,071,504	3,879,648

Loss from operations	(2,555,029)	(3,515,254)

Other income (expense):
RRF loan forgiveness	-	700,454
Gain on disposal of fixed asset	-	8,920
Other income	378,621	32,316
Interest	(455,224)	(218,153)
Total other income	(76,603)	523,537

Loss before income taxes	(2,631,632)	(2,991,717)

Income tax provision	34,237	48,647

Net loss	$(2,665,869)	$(3,040,364)

Loss per share:
Basic and diluted	$(1.98)	$(2.29)

Weighted average number of common shares outstanding:
Basic and diluted	1,345,756	1,329,022

Yoshiharu Global Co. and Subsidiaries

Consolidated Statements of Cash Flows

	Years ended December 31,
	2024	2023

Cash flows from operating activities:
Net loss	$(2,665,869)	$(3,040,364)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	822,318	545,549
Amortization	39,828
Gain on disposal of fixed asset	-	(8,920)
RRF loan forgiveness	-	(700,454
Changes in assets and liabilities:
Accounts Receivable	(84,110)	-
Inventories	(53,614)	(12,124)
Other assets	896,567	(1,252,669)
Accounts payable and accrued expenses	198,979	(33,915
Due to related party	708,534	(148,544
Other payables	1,012,591	59,785
Net cash provided by (used in) operating activities	875,224	(4,591,656

Cash flows from investing activities:
Purchases of property and equipment	(761,527)	(1,471,151)
Acquisition of LV entities	(1,800,000)
Net cash used in investing activities	(2,561,527)	(1,471,151)

Cash flows from financing activities:
Advance from line of credit	-	700,000
Proceeds from borrowings for acquisition of LV entities	900,000	-
Proceeds from borrowings	1,230,980	812,000
Repayments on bank notes payables	(433,799)	(715,892)
Proceeds from loan payable to financial institutions	-	595,400
Repayment of loan payable to financial institutions	(499,957)	(61,161
Proceeds from sale of common shares	267,789	56,000
Net cash provided by financing activities	1,465,013	1,386,347

Net decrease in cash	(221,290)	(4,676,460

Cash – beginning of period	1,462,326	6,138,786

Cash – end of period	$1,241,036	$1,462,326

Supplemental disclosures of non-cash financing activities:
Note payable to related party – acquisition of LV entities (seller carry)	$600,000	$-
Convertible notes to related party	1,200,000	-

Supplemental disclosures of cash flow information
Cash paid during the years for:
Interest	$443,487	$218,153
Income taxes	$34,237	$48,647